Exhibit 99.2

DEVVSTREAM HOLDINGS INC. PRO FORMA COMBINED INCOME STATEMENT
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Period From January 1, 2024 to July 31, 2024 (Expressed in USD)
	Devstream Holdings Inc.			Focus Impact Acquisition Corp.
					Pro-forma Adjustments		Notes	Pro-forma Results

	$		$		$		A

Operating expenses
Advertising and promotion		116,957		-		-		116,957
Depreciation		910		-		-		910
General and administrative		266,439		608,177		(368,177)	B	506,439
Professional fees		1,690,869		2,084,716		(3,282,339)	C	493,246
Salaries and wages		158,902		-		-		158,902
Share-based compensation		633,029		-		-		633,029
Travel expenses
		(2,867,106)		(2,692,893)		3,650,516		(1,909,483)

Other income
Foreign exchange gain/loss		(30,086)		-		-		(30,086)
Interest expense		(11,227)		-		-		(11,227)
Interest income		-		471,525		(471,525)	D	-
Accretion expense		(23,010)		-		-		(23,010)
Change in fair value of warrant liability		-		(454,000)				(454,000)
Unrealized gain (loss)		(50,561)		-		-		(50,561)
Tax expense		-		(176,530)		176,530	D	-

Net loss		(2,981,990)		(2,851,898)		3,355,521		(2,478,367)

Foreign currency translation		(1,190,077)		-				(1,190,077)

Comprehensive loss		(4,172,067)		(2,851,898)		3,355,521		(3,668,444)

Weighted average number of shares outstanding		34,175,629		7,467,578			E	27,413,444

Loss per share		- 0.09		- 0.38				- 0.09

Notes:

A: These fiancials are based on management's best estimates as of the date hereof and are pro forma for the combination of Devvstream and FIAC. These financials and related adjustments have not been audited nor reviewed by the company's external advisers and the company makes no representations as to their accuracy or applicability. The combined results are for the period from January 1, 2024 and ending June 30, 2024.

B: Adjustment reflects the elimnation of general and administrative expenses of FIAC not to be incurred following the transaction and the addition of general and administrative expenses related to the listing, franchise taxes and other miscellaneous items, which are exepcted to continue to be incurred post transaction closing.
C: Adjustment reflects the elimination of professional fees in conjunction with the transaction and FIAC espenses not expected to reoccur post-transaction plus the addition of legal, audit and investor relations fees expected to be incurred on an ongoing basis following the transaction.

D: Adjsutment reflects the elimination of interest income on the cash balances in Trust and the corresponding elimination of income taxes on such interst income.

E: Weighted average number of shares outstanding reflects pro forma number of shares estimated to be outstanding following the transaction as of the final transaction exchange ratio. The pro forma number of shares issued and outstanding does not include issuances that occured after closing of the Business Combination, such as share issuances with respect to the Strategic Consulting Agreement, the New Convertible Notes, New PubCo Warrants, the Converted Warrants, the Converted Options, the Converted RSUs or any other security pursuant to which New PubCo Common Shares may be issuable (each term used in the foregoing as defined in the Current Report on Form 8-K with which this exhibit has been furnished).